Exhibit 99.1

AMERICAN COMMERCIAL LINES INC.	Contact: David T. Parker
Vice President, Investor
Relations & Corp. Communications
(800) 842-5491
FOR IMMEDIATE RELEASE
American Commercial Lines Announces Reverse Stock Split
JEFFERSONVILLE, Indiana (May 11, 2009) — American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL” or the “Company”) announced today that its Board of Directors has approved implementation of a one for four reverse split of the Company’s outstanding shares of common stock. The reverse stock split will take effect prior to the opening of markets on Tuesday, May 26, 2009 and will be effective with respect to stockholders of record at the close of business on Monday, May 25, 2009. As a result of the reverse stock split, each four shares of common stock will be combined into one share of common stock and the total number of shares of common stock outstanding (excluding treasury shares) will be reduced from approximately 50.9 million shares to approximately 12.7 million shares. ACL’s stockholders authorized the reverse stock split at ACL’s 2009 annual meeting of stockholders held May 11, 2009.
Stockholders will receive cash in lieu of any fraction of a share that any stockholder would otherwise be entitled to receive as a result of the reverse stock split.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1.2 billion in revenues and approximately 3,400 employees as of December 31, 2008. For more information about American Commercial Lines Inc. visit www.aclines.com.
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